Exhibit 99.1
Resource Center: 1-800-732-6643

Contacts:	Todd Davenport 202-752-5115

Number:	5116a

Date:	August 5, 2010
Fannie Mae Reports Second-Quarter 2010 Results
2009-2010 Loan Book Performing Well; Single-Family Loans Have Lowest
Early Serious Delinquency Rates in Last Decade
Net Loss of $1.2 Billion in Second Quarter as Credit Performance Improves
WASHINGTON, DC — Fannie Mae (FNMA/OTC) reported today a net loss of $1.2 billion in the second quarter of 2010, compared to a net loss of $11.5 billion in the first quarter of the year. During the quarter, loans from Fannie Mae’s 2009-2010 book of business continued to perform solidly while credit-related expenses on the overall book of business decreased by more than $7 billion.
•	New Book of Business: Beginning in 2008, Fannie Mae raised its underwriting standards and sharply reduced its acquisitions of higher-risk loans to support sustainable homeownership. The impact of these changes is shown in the 2009 and 2010 vintages of Fannie Mae’s single-family loans, which have the lowest early serious delinquency rates of any loans the company has acquired in the last 10 years. The company currently anticipates that these loans will be profitable. Fannie Mae’s Loan Quality Initiative seeks to ensure that its future acquisitions are the same high caliber as its 2009 and 2010 acquisitions.

•	Credit Losses: Almost all of the company’s realized credit losses in 2009 and 2010 on single-family loans are attributable to single-family loans that it purchased or guaranteed from 2005 through 2008. While these loans will give rise to additional credit losses that it has not yet realized, the company estimates that it has reserved for the substantial majority of these losses.

•	Housing Forecast: Based on preliminary data, Fannie Mae estimates that home prices on a national basis improved by 2.2 percent in the second quarter of 2010, and have declined 16.9 percent from their peak in the third quarter of 2006. The company expects home prices to decline slightly for the balance of 2010 and into 2011 before stabilizing, and that home sales will be basically flat for all of 2010. Residential mortgage debt outstanding is expected to decline for the third year in a row.

Second-Quarter 2010 Results	1

•	Providing Liquidity to the Market: As part of its ongoing effort to support mortgage lending, Fannie Mae continues to serve as a leading source of liquidity. During the first half of 2010, the company purchased or guaranteed an estimated $423 billion in loans, which includes approximately $170 billion in delinquent loans the company purchased from its single-family mortgage-backed securities trusts. Fannie Mae remained the largest single issuer of mortgage-related securities in the secondary market during the second quarter, with an estimated market share of new single-family mortgage-related securities of 39.1 percent, compared with 40.7 percent in the first quarter of 2010. Since January 2009, Fannie Mae has provided about $1.2 trillion in liquidity to the market through loan purchases and guarantees, including approximately $205 billion in delinquent loans the company purchased from its single-family MBS trusts, financing approximately 4,151,000 conventional single-family loans and approximately 487,000 multifamily units.

•	Homeowner Assistance: Fannie Mae also continues its effort to help struggling homeowners find solutions that enable them to avoid foreclosure and, whenever possible, stay in their homes. In the second quarter of 2010, the company completed home retention workouts (including modifications, repayment plans, and forbearances) for more than 132,000 loans with an aggregate unpaid principal balance of $27.0 billion. On a loan count basis, this represented a 26 percent increase over home retention workouts completed in the first quarter of 2010. Details include:
o	Loan modifications, including permanent HAMP modifications, of 121,693, compared with 93,756 in the first quarter of 2010. This figure does not include HAMP modifications in trial periods.

o	Repayment plans/forbearances completed of 8,716, compared with 8,682 in the first quarter of 2010.

o	Preforeclosure sales and deeds-in-lieu of foreclosure of 21,515, compared with 17,326 in the first quarter of 2010.

o	During the second quarter of 2010, Fannie Mae acquired or guaranteed approximately 354,000 loans that were refinances.
“We are focused on sustainable homeownership, and our higher underwriting and eligibility standards reflect that,” said Fannie Mae President and CEO Mike Williams. “Across our industry, we are seeing a more realistic approach to housing and lending that bodes well for the future. At Fannie Mae, we are committed to maintaining appropriate standards while also supporting affordable housing for low- and middle-income families. We will also continue to support a variety of programs to reach borrowers who need help, so that whenever possible, they can avoid foreclosure and stay in their homes.”
The ultimate performance of loans the company has acquired since the beginning of 2009 will be affected by macroeconomic trends, including unemployment, the economy, and home prices. For a complete discussion of the company’s credit performance, see the Executive Summary of its quarterly report on Form 10-Q for the quarter ended June 30, 2010, which was filed today with the Securities and Exchange Commission.

Second-Quarter 2010 Results	2

Summary of Second-Quarter Results
Including $1.9 billion of dividends paid on its senior preferred stock held by Treasury, the company’s net loss attributable to common stockholders was $3.1 billion, or ($0.55) per diluted share, compared with a loss of $13.1 billion, or ($2.29) per diluted share, in the first quarter of 2010. The net worth deficit of $1.4 billion as of June 30, 2010 takes into account the company's net loss, dividends paid on senior preferred stock held by Treasury, and a reduction in unrealized losses on available-for-sale securities during the second quarter.

(dollars in millions, except per share amounts)(1)	2Q10	1Q10	Variance	2Q10	2Q09	Variance
Net interest income	$4,207	$2,789	$1,418	$4,207	$3,735	$472
Guaranty fee income	52	54	(2)	52	1,659	(1,607)
Fee and other income	242	179	63	242	197	45

Net revenues	4,501	3,022	1,479	4,501	5,591	(1,090)
Investment gains (losses), net	23	166	(143)	23	(45)	68
Net other-than-temporary impairments	(137)	(236)	99	(137)	(753)	616
Fair value gains (losses), net	303	(1,705)	2,008	303	823	(520)
Losses from partnership investments	(26)	(58)	32	(26)	(571)	545
Administrative expenses	(670)	(605)	(65)	(670)	(510)	(160)
Credit-related expenses (2)	(4,851)	(11,884)	7,033	(4,851)	(18,784)	13,933
Other non-interest expenses	(357)	(296)	(61)	(357)	(508)	151

Net losses and expenses	(5,715)	(14,618)	8,903	(5,715)	(20,348)	14,633

Loss before federal income taxes	(1,214)	(11,596)	10,382	(1,214)	(14,757)	13,543
(Provision) benefit for federal income taxes	(9)	67	(76)	(9)	(23)	14

Net loss	(1,223)	(11,529)	10,306	(1,223)	(14,780)	13,557
Less: Net (income) loss attributable to the noncontrolling interest	5	(1)	6	5	26	(21)

Net loss attributable to Fannie Mae	$(1,218)	$(11,530)	$10,312	$(1,218)	$(14,754)	$13,536
Preferred stock dividends	(1,907)	(1,527)	(380)	(1,907)	(411)	(1,496)

Net loss attributable to common stockholders	$(3,125)	$(13,057)	$9,932	$(3,125)	$(15,165)	$12,040

Loss per share — basic and diluted	$(0.55)	$(2.29)	$1.74	$(0.55)	$(2.67)	$2.12

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Consists of provision for loan losses, provision for guaranty losses and foreclosed property expense.
Net revenue was $4.5 billion in the second quarter of 2010, up 49 percent from $3.0 billion in the first quarter of 2010, due primarily to an increase in net interest income. Net interest income was $4.2 billion, up 51 percent from $2.8 billion in the first quarter of 2010. The increase was due almost entirely to the purchase from single-family MBS trusts of the substantial majority of the loans that are four or more monthly payments delinquent, as the cost of holding these loans in the company’s portfolio is less than the cost of advancing delinquent payments to MBS certificateholders.
For the second quarter of 2010, interest income that the company did not recognize for nonaccrual mortgage loans was $2.2 billion, compared with $2.7 billion in the first quarter of 2010.

Second-Quarter 2010 Results	3

Credit-related expenses, which are the total provision for credit losses plus foreclosed property expense, were $4.9 billion, down from $11.9 billion in the first quarter of 2010. The reduction in credit-related expenses reflected (1) a decrease in the rate of seriously delinquent loans in the second quarter of 2010 to 4.99 percent as of June 30, 2010, from 5.47 percent as of March 31, 2010, which was due partly to the home retention and foreclosure alternative workouts that the company completed, as well as a higher volume of foreclosures; (2) a decrease in average loss severities; and (3) an update to the company’s loan-loss allowance model to use mark-to-market loan-to-value ratios rather than loan-to-value ratios at origination in its severity calculations, which resulted in a change in estimate and a decrease in the allowance for loan losses of approximately $1.6 billion. These factors were partially offset by an out-of-period adjustment of $1.1 billion related to an additional provision for losses on preforeclosure property taxes and insurance receivables.
The company expects its financial results will continue to be negatively affected by losses primarily on a subset of loans it acquired between 2005 and 2008. The company expects that its credit-related expenses will remain high in 2010. However, the company expects that, if current trends continue, its credit-related expenses will be lower in 2010 than in 2009.
Credit losses, which the company defines generally as net charge-offs plus foreclosed property expense, excluding certain fair-value losses, increased to $7.0 billion from $5.1 billion in the first quarter of 2010. The increase was due to increases in the number of defaults and the number of properties in the company's real estate owned inventory. The company’s 2009 and 2010 vintages accounted for less than one percent of its single-family credit losses. Typically, credit losses on mortgage loans do not peak until the third through fifth years following origination.
Combined loss reserves as of June 30, 2010 remained at the same level as compared with March 31, 2010, at $60.8 billion, or 1.99 percent of the company’s guaranty book of business. Total nonperforming loans in the company’s guaranty book of business were $218.2 billion, compared with $223.9 billion as of March 31, 2010.
Net fair value gains were $303 million in the second quarter, compared to losses of $1.7 billion in the first quarter of 2010, due primarily to lower fair value losses on the company’s derivatives, which were partially offset by lower fair value gains on its trading securities.
Net other-than-temporary impairment was $137 million in the second quarter, down from $236 million in the first quarter of 2010, primarily as a result of lower impairment of subprime securities.
The company provides further discussion of its financial results and condition, credit performance, fair value balance sheets, and other matters in its quarterly report on Form 10-Q for the quarter ended June 30, 2010, which was filed today with the Securities and Exchange Commission. Further information about the company’s credit performance, the characteristics of its guaranty book of business, the drivers of its credit losses, its calculation of credit losses, its foreclosure-prevention efforts, and other measures is contained in the “Second Quarter 2010 Credit Supplement” on Fannie Mae’s Web site, www.fanniemae.com.

Second-Quarter 2010 Results	4

Net Worth and U.S. Treasury Funding
The Acting Director of the Federal Housing Finance Agency has requested $1.5 billion of funds from Treasury on the company’s behalf under the terms of the senior preferred stock purchase agreement between Fannie Mae and Treasury to eliminate the company’s net worth deficit as of June 30, 2010.
On June 30, 2010, Treasury provided to us $8.4 billion to cure the company’s net worth deficit as of March 31, 2010. As a result of this draw, the aggregate liquidation preference of the senior preferred stock increased from $76.2 billion to $84.6 billion as of June 30, 2010. It will increase to $86.1 billion upon the receipt of funds from Treasury to eliminate the company’s second-quarter 2010 net worth deficit.
Although Treasury’s funds under the senior preferred stock purchase agreement permit the company to remain solvent and avoid receivership, the resulting dividend payments are substantial and the company does not expect to earn profits in excess of its annual dividend obligation to Treasury for the indefinite future.
Fair Value Update
The fair value of the company’s net assets increased by $7.2 billion from March 31, 2010, which resulted in a fair value net deficit of $138.0 billion as of June 30, 2010. The increase was due to the receipt of $8.4 billion of capital from Treasury under the senior preferred stock purchase agreement, offset by a decrease in fair value due to credit-related items, principally related to a general increase in estimated severity rates based on recent experience, particularly for loans with a high mark-to-market LTV ratio, as well as increased default estimates for loans with higher-risk profiles.
As part of Fannie Mae’s disclosure requirements with FHFA, the company discloses on a quarterly basis supplemental non-GAAP consolidated fair value balance sheets, which reflect the company’s assets and liabilities at estimated fair value. The fair value of the company’s net assets is not a measure defined within GAAP and may not be comparable to similarly titled measures reported by other companies. It is not intended as a substitute for the company’s stockholders’ deficit or for the total deficit reported in its GAAP condensed consolidated balance sheets, which represents the net worth measure that is used to determine whether it is necessary to request additional funds from Treasury under the senior preferred stock purchase agreement. Instead, the fair value of Fannie Mae’s net assets reflects a point in time estimate of the fair value of the company’s existing assets and liabilities.
For more information on the change in the company’s fair value net deficit, please refer to “Supplemental Non-GAAP Information—Fair Value Balance Sheets” in the company’s quarterly report on Form 10-Q for the period ended June 30, 2010, which was filed today with the SEC. See also “Supplemental Non-GAAP Consolidated Fair Value Balance Sheets” and “Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures” later in this release for a reconciliation of the company’s fair value balance sheets to its GAAP condensed consolidated balance sheets.

Second-Quarter 2010 Results	5

Foreclosure Activity
The company acquired 68,838 single-family real estate owned properties through foreclosure in the second quarter of 2010, compared with 61,929 in the first quarter of 2010. As of June 30, 2010, the company’s inventory of single-family real estate owned properties was 129,310, compared with 109,989 as of March 31, 2010. The carrying value of the company’s single-family REO was $13.0 billion, compared with $11.4 billion as of March 31, 2010.
The company has seen an increase in the percentage of its properties that it is unable to market for sale in 2010 compared with 2009, in most cases because the properties are within redemption periods, are still occupied, or are being repaired. As of June 30, 2010, approximately 36 percent of the company’s properties that it is unable to market for sale were in redemption status, which lengthens the time a property is in REO inventory by an average of four to six months. Additionally, as of June 30, 2010, approximately 36 percent of the company’s properties that it is unable to market for sale were in occupied status, which lengthens the time a property is in REO inventory by an average of one to three months.
The company’s single-family foreclosure rate, which reflects the annualized number of single-family properties acquired through foreclosure as a percentage of the total number of loans in its conventional single-family guaranty book of business, was 1.52 percent on an annualized basis in the second quarter, compared with 1.36 percent in the first quarter of 2010.
Although the company has expanded its loan workout initiatives to help borrowers keep their homes, it expects foreclosures to increase during the remainder of 2010 as a result of the adverse impact that the weak economy and high unemployment have had and are expected to have on the financial condition of borrowers.
Purchase of Delinquent Loans from Single-Family MBS Trusts
Under accounting standards adopted earlier this year, the cost of purchasing most delinquent loans from Fannie Mae single-family MBS trusts and holding them in the company’s portfolio is less than the cost of advancing delinquent payments to holders of the Fannie Mae single-family MBS. The company began to significantly increase its purchases of delinquent loans from single-family MBS trusts in the first quarter of 2010, and through June 30, 2010 it had purchased the substantial majority of its delinquent loan population, which resulted in an increase in the company’s Capital Market’s mortgage portfolio. The company purchased approximately 858,000 delinquent loans with an unpaid principal balance of approximately $170 billion from single-family MBS trusts in the first six months of 2010, including the purchase of approximately 570,000 delinquent loans with an unpaid principal balance of approximately $114 billion in the second quarter of 2010.

Second-Quarter 2010 Results	6

The company expects to continue to purchase loans from single-family MBS trusts as they become four or more consecutive monthly payments delinquent subject to market conditions, servicer capacity, and other constraints including the limit on the mortgage assets that it may own pursuant to the senior preferred stock purchase agreement with Treasury. As of June 30, 2010, the total unpaid principal balance of all loans in single-family MBS trusts that were delinquent four or more months was approximately $9 billion. In July 2010, the company purchased approximately 50,000 delinquent loans with an unpaid principal balance of approximately $9 billion from its MBS trusts.
The purchase of delinquent loans from its MBS trusts contributed to the increase of the company’s total outstanding debt, excluding debt of consolidated trusts, to $842.6 billion as of June 30, 2010, from $784.3 billion as of March 31, 2010. The company has experienced strong demand for its long-term debt securities.
Business Segment Results
Fannie Mae conducts its activities through three complementary businesses: Single-Family Credit Guaranty, Housing and Community Development, and Capital Markets. The company’s Single-Family Credit Guaranty business works with its lender customers to securitize single-family mortgage loans into Fannie Mae MBS and to facilitate the purchase of single-family mortgage loans for its mortgage portfolio. HCD works with the company’s lender customers to securitize multifamily mortgage loans into Fannie Mae MBS and to facilitate the purchase of multifamily mortgage loans for its mortgage portfolio. The company’s HCD business also makes debt and equity investments to increase the supply of affordable housing. The company’s Capital Markets group manages its investment activity in mortgage loans, mortgage-related securities, and other investments.
Single-Family Credit Guaranty book of business was $2.87 trillion as of June 30, 2010, compared with $2.88 trillion as of March 31, 2010. Single-family guaranty fee income for the second quarter of 2010, as in the first quarter of 2010, was $1.8 billion. The Single-Family business lost $5.1 billion in the second quarter of 2010 due primarily to credit-related expenses of $4.9 billion. The Single-Family business lost $12.6 billion in the first quarter of 2010.
Housing and Community Development multifamily guaranty book of business as of June 30, 2010 was $186.1 billion, unchanged from March 31, 2010. HCD recorded a net benefit of $20 million from credit-related expenses in the second quarter of 2010, compared with a net benefit of $42 million in the first quarter of 2010. HCD earned $119 million in the second quarter of 2010, compared with $99 million in the first quarter of 2010.
Capital Markets’ net interest income was $3.5 billion in the second quarter of 2010, compared with $3.1 billion in the first quarter of 2010. Fair value gains were $631 million, compared with losses of $1.2 billion in the first quarter of 2010. Net other-than-temporary impairment was $137 million in the second quarter of 2010, compared with $236 million in the first quarter of 2010. The net mortgage investment portfolio balance was $817.8 billion, compared with $764.8 billion on March 31, 2010, resulting from purchases of $134.7 billion, liquidations of $46.1 billion, and sales of $35.6 billion during the quarter. Capital Markets earned $4.4 billion in the second quarter of 2010, compared with $2.1 billion in the first quarter of 2010.

Second-Quarter 2010 Results	7

# # #
In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements regarding the company’s future financial results, the profitability of its loans, its future credit losses and credit-related expenses, its draws from and dividends to be paid to Treasury, the performance and caliber of loans it has acquired and will acquire, foreclosures, residential mortgage market conditions, industry underwriting and eligibility standards, and its future purchases of loans from MBS trusts. These estimates, forecasts, expectations, and statements are forward-looking statements and are based on the company’s current assumptions regarding numerous factors, including assumptions about future home prices and the future performance of its loans. The company’s future estimates of these amounts, as well as the actual amounts, may differ materially from its current estimates as a result of home price changes, interest rate changes, unemployment, government policy matters, changes in generally accepted accounting principles, credit availability, social behaviors, other macroeconomic variables, the volume of loans it modifies, the effectiveness of its loss mitigation strategies, management of its real estate owned inventory and pursuit of contractual remedies, multifamily vacancy rates, changes in the fair value of its assets and liabilities, impairments of its assets, or many other factors. Changes in the company’s underlying assumptions and actual outcomes, which could be affected by the economic environment, government policy, and many other factors, including those discussed in the “Risk Factors” section of the company’s quarterly report on Form 10-Q for the period ended June 30, 2010 and its annual report on Form 10-K for the year ended December 31, 2009, and elsewhere in this release, could result in actual results being materially different from what is set forth in the forward-looking statements.
Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.

Second-Quarter 2010 Results	8

ANNEX I

FANNIE MAE
(In conservatorship)

Condensed Consolidated Balance Sheets
 (Dollars in millions, except share amounts)
(Unaudited)

	As of
	June 30,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents (includes cash of consolidated trusts of $526 and $2,092, respectively)	$27,844	$6,812
Restricted cash (includes restricted cash of consolidated trusts of $35,376 and $-, respectively)	38,855	3,070
Federal funds sold and securities purchased under agreements to resell or similar arrangements	37,608	53,684
Investments in securities:
Trading, at fair value (includes securities of consolidated trusts of $23 and $5,599, respectively)	77,353	111,939
Available-for-sale, at fair value (includes securities of consolidated trusts of $611 and $10,513, respectively, and securities pledged as collateral that may be sold or repledged of $- and $1,148, respectively)	105,660	237,728

Total investments in securities	183,013	349,667

Mortgage loans:
Loans held for sale, at lower of cost or fair value	1,025	18,462
Loans held for investment, at amortized cost
Of Fannie Mae	405,998	256,434
Of consolidated trusts (includes loans pledged as collateral that may be sold or repledged of $2,846 and $1,947, respectively)	2,574,018	129,590

Total loans held for investment	2,980,016	386,024
Allowance for loan losses	(60,582)	(9,925)

Total loans held for investment, net of allowance	2,919,434	376,099

Total mortgage loans	2,920,459	394,561
Advances to lenders	4,849	5,449
Accrued interest receivable:
Of Fannie Mae	6,793	3,774
Of consolidated trusts	9,851	519
Allowance for accrued interest receivable	(4,784)	(536)

Total accrued interest receivable, net of allowance	11,860	3,757

Acquired property, net	14,021	9,142
Derivative assets, at fair value	1,224	1,474
Guaranty assets	427	8,356
Deferred tax assets, net	1,012	909
Partnership investments	1,820	2,372
Servicer and MBS trust receivable	991	18,329
Other assets	12,284	11,559

Total assets	$3,256,267	$869,141

LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Accrued interest payable:
Of Fannie Mae	$4,517	$4,951
Of consolidated trusts	9,956	29
Federal funds purchased and securities sold under agreements to repurchase	142	—
Short-term debt:
Of Fannie Mae	256,066	200,437
Of consolidated trusts	5,987	—
Long-term debt:
Of Fannie Mae (includes debt at fair value of $3,264 and $3,274, respectively)	586,437	567,950
Of consolidated trusts (includes debt at fair value of $311 and $-, respectively)	2,376,774	6,167
Derivative liabilities, at fair value	1,693	1,029
Reserve for guaranty losses (includes $29 and $4,772, respectively, related to Fannie Mae MBS included in Investments in securities)	246	54,430
Guaranty obligations	765	13,996
Partnership liabilities	1,884	2,541
Servicer and MBS trust payable	4,420	25,872
Other liabilities	8,791	7,020

Total liabilities	3,257,678	884,422

Commitments and contingencies (Note 17)	—	—
Fannie Mae stockholders’ equity (deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding	84,600	60,900
Preferred stock, 700,000,000 shares are authorized—578,389,726 and 579,735,457 shares both issued
and outstanding, respectively	20,280	20,348
Common stock, no par value, no maximum authorization—1,267,748,253 and 1,265,674,761 shares
issued, respectively; 1,116,149,329 and 1,113,358,051 shares outstanding, respectively	666	664
Additional paid-in capital	—	2,083
Accumulated deficit	(97,544)	(90,237)
Accumulated other comprehensive loss	(2,084)	(1,732)
Treasury stock, at cost, 151,598,924 and 152,316,710 shares, respectively	(7,400)	(7,398)

Total Fannie Mae stockholders’ deficit	(1,482)	(15,372)

Noncontrolling interest	71	91

Total deficit	(1,411)	(15,281)

Total liabilities and equity (deficit)	$3,256,267	$869,141

See Notes to Condensed Consolidated Financial Statements

Second-Quarter 2010 Results	9

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Operations
 (Dollars and shares in millions, except per share amounts)
(Unaudited)

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Interest income:
Trading securities	$330	$923	$645	$1,913
Available-for-sale securities	1,389	3,307	2,862	7,028
Mortgage loans:
Of Fannie Mae	3,950	4,392	7,248	9,099
Of consolidated trusts	33,682	1,219	68,003	2,110
Other	41	139	80	266

Total interest income	39,392	9,980	78,838	20,416

Interest expense:
Short-term debt:
Of Fannie Mae	164	600	280	1,707
Of consolidated trusts	3	—	5	—
Long-term debt:
Of Fannie Mae	4,975	5,560	10,056	11,552
Of consolidated trusts	30,043	85	61,501	174

Total interest expense	35,185	6,245	71,842	13,433

Net interest income	4,207	3,735	6,996	6,983

Provision for loan losses	(4,295)	(2,615)	(16,234)	(5,124)

Net interest income (loss) after provision for loan losses	(88)	1,120	(9,238)	1,859

Guaranty fee income (includes imputed interest of $30 and $321 for the three months ended June 30, 2010 and 2009, respectively, and $59 and $471 for the six months ended June 30, 2010 and 2009, respectively)	52	1,659	106	3,411
Investment gains (losses), net	23	(45)	189	178
Other-than-temporary impairments	(48)	(1,097)	(234)	(6,750)
Noncredit portion of other-than-temporary impairments recognized in other comprehensive loss	(89)	344	(139)	344

Net other-than-temporary impairments	(137)	(753)	(373)	(6,406)
Fair value gains (losses), net	303	823	(1,402)	(637)
Debt extinguishment losses, net (includes debt extinguishment losses related to consolidated trusts of $31 and $100 for the three months and six months ended June 30, 2010, respectively)	(159)	(190)	(283)	(269)
Losses from partnership investments	(26)	(571)	(84)	(928)
Fee and other income	242	197	421	389

Non-interest income (loss)	298	1,120	(1,426)	(4,262)

Administrative expenses:
Salaries and employee benefits	324	245	648	538
Professional services	260	180	454	323
Occupancy expenses	40	46	81	94
Other administrative expenses	46	39	92	78

Total administrative expenses	670	510	1,275	1,033
Provision for guaranty losses	69	15,610	33	33,435
Foreclosed property expense	487	559	468	1,097
Other expenses	198	318	370	597

Total expenses	1,424	16,997	2,146	36,162

Loss before federal income taxes	(1,214)	(14,757)	(12,810)	(38,565)
Provision (benefit) for federal income taxes	9	23	(58)	(600)

Net loss	(1,223)	(14,780)	(12,752)	(37,965)
Less: Net loss attributable to the noncontrolling interest	5	26	4	43

Net loss attributable to Fannie Mae	(1,218)	(14,754)	(12,748)	(37,922)
Preferred stock dividends	(1,907)	(411)	(3,434)	(440)

Net loss attributable to common stockholders	$(3,125)	$(15,165)	$(16,182)	$(38,362)

Loss per share—Basic and Diluted	$(0.55)	$(2.67)	$(2.84)	$(6.76)
Weighted-average common shares outstanding—Basic and Diluted	5,694	5,681	5,693	5,674

See Notes to Condensed Consolidated Financial Statements

Second-Quarter 2010 Results	10

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Cash Flows
 (Dollars in millions)
(Unaudited)

	For the Six Months
	Ended June 30,
	2010	2009

Cash flows used in operating activities:
Net loss	$(12,752)	$(37,965)
Reconciliation of net loss to net cash used in operating activities
Amortization of debt of Fannie Mae cost basis adjustments	776	2,176
Amortization of debt of consolidated trusts cost basis adjustments	(277)	(4)
Provision for loan and guaranty losses	16,267	38,559
Valuation (gains) losses	(1,517)	4,537
Current and deferred federal income taxes	282	(1,690)
Derivatives fair value adjustments	1,003	(1,045)
Purchases of loans held for sale	(38)	(72,172)
Proceeds from repayments of loans held for sale	29	1,204
Net change in trading securities, excluding non-cash transfers	(41,797)	3,165
Other, net	(11,615)	(4,302)

Net cash used in operating activities	(49,639)	(67,537)
Cash flows provided by investing activities:
Purchases of trading securities held for investment	(7,887)	—
Proceeds from maturities of trading securities held for investment	1,398	6,076
Proceeds from sales of trading securities held for investment	20,442	1,313
Purchases of available-for-sale securities	(601)	(108,105)
Proceeds from maturities of available-for-sale securities	9,022	23,705
Proceeds from sales of available-for-sale securities	8,468	168,933
Purchases of loans held for investment	(32,769)	(19,322)
Proceeds from repayments of loans held for investment of Fannie Mae	8,491	20,904
Proceeds from repayments of loans held for investment of consolidated trusts	229,661	11,523
Net change in restricted cash	9,798	—
Advances to lenders	(23,131)	(53,646)
Proceeds from disposition of acquired property	17,693	9,873
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	15,618	32,147
Other, net	(627)	(9,380)

Net cash provided by investing activities	255,576	84,021
Cash flows used in financing activities:
Proceeds from issuance of short-term debt of Fannie Mae	394,719	747,971
Proceeds from issuance of short-term debt of consolidated trusts	5,902	—
Payments to redeem short-term debt of Fannie Mae	(339,366)	(820,868)
Payments to redeem short-term debt of consolidated trusts	(18,121)	—
Proceeds from issuance of long-term debt of Fannie Mae	197,771	187,269
Proceeds from issuance of long-term debt of consolidated trusts	128,067	8
Payments to redeem long-term debt of Fannie Mae	(180,058)	(153,991)
Payments to redeem long-term debt of consolidated trusts	(394,225)	(273)
Payments of cash dividends on senior preferred stock to Treasury	(3,436)	(434)
Proceeds from senior preferred stock purchase agreement with Treasury	23,700	34,200
Net change in federal funds purchased and securities sold under agreements to repurchase	142	(65)

Net cash used in financing activities	(184,905)	(6,183)
Net increase in cash and cash equivalents	21,032	10,301
Cash and cash equivalents at beginning of period	6,812	17,933

Cash and cash equivalents at end of period	$27,844	$28,234

Cash paid during the period for:
Interest	$73,125	$15,430
Income taxes	—	848
Non-cash activities (excluding transition-related impacts—see Note 2):
Mortgage loans acquired by assuming debt	$199,498	$13
Net transfers from mortgage loans held for investment of consolidated trusts to mortgage loans held for investment of Fannie Mae	142,034	—
Transfers from advances to lenders to investments in securities	—	38,943
Transfers from advances to lenders to loans held for investment of consolidated trusts	22,441	—
Net transfers from mortgage loans to acquired property	32,391	2,211

See Notes to Condensed Consolidated Financial Statements

Second-Quarter 2010 Results	11

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Changes in Equity (Deficit)
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Fannie Mae Stockholders’ Equity (Deficit)
								Retained	Accumulated
	Shares Outstanding						Additional	Earnings	Other		Non	Total
	Senior			Senior	Preferred	Common	Paid-In	(Accumulated	Comprehensive	Treasury	Controlling	Equity
	Preferred	Preferred	Common	Preferred	Stock	Stock	Capital	Deficit)	Loss	Stock	Interest	(Deficit)

Balance as of December 31, 2008	1	597	1,085	$1,000	$21,222	$650	$3,621	$(26,790)	$(7,673)	$(7,344)	$157	$(15,157)
Cumulative effect from the adoption of a new accounting standard on other-than-temporary impairments, net of tax	—	—	—	—	—	—	—	8,520	(5,556)	—	—	2,964
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(6)	(6)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(37,922)	—	—	(43)	(37,965)
Other comprehensive loss, net of tax effect:
Changes in net unrealized losses on available-for-sale securities (net of tax of $790)	—	—	—	—	—	—	—	—	1,467	—	—	1,467
Reclassification adjustment for other-than-temporary impairments recognized in net loss (net of tax of $2,263)	—	—	—	—	—	—	—	—	4,142	—	—	4,142
Reclassification adjustment for losses included in net loss (net of tax of $46)	—	—	—	—	—	—	—	—	86	—	—	86
Unrealized gains on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	79	—	—	79
Amortization of net cash flow hedging gains	—	—	—	—	—	—	—	—	9	—	—	9
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	17	—	—	17

Total comprehensive loss												(32,165)
Senior preferred stock dividends	—	—	—	—	—	—	(434)	—	—	—	—	(434)
Increase to senior preferred liquidation preference	—	—	—	34,200	—	—	—	—	—	—	—	34,200
Conversion of convertible preferred stock into common stock	—	(15)	23	—	(736)	12	724	—	—	—	—	—
Other	—	—	1	—	—	—	36	1	—	(41)	—	(4)

Balance as of June 30, 2009	1	582	1,109	$35,200	$20,486	$662	$3,947	$(56,191)	$(7,429)	$(7,385)	$108	$(10,602)

Balance as of December 31, 2009	1	580	1,113	$60,900	$20,348	$664	$2,083	$(90,237)	$(1,732)	$(7,398)	$91	$(15,281)
Cumulative effect from the adoption of the accounting standards on transfers of financial assets and consolidation	—	—	—	—	—	—	—	6,706	(3,394)	—	(14)	3,298

Balance as of January 1, 2010, adjusted	1	580	1,113	60,900	20,348	664	2,083	(83,531)	(5,126)	(7,398)	77	(11,983)
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(2)	(2)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(12,748)	—	—	(4)	(12,752)
Other comprehensive loss, net of tax effect:
Changes in net unrealized losses on available-for-sale securities, (net of tax of $1,509)	—	—	—	—	—	—	—	—	2,802	—	—	2,802
Reclassification adjustment for other-than-temporary impairments recognized in net loss (net of tax of $126)	—	—	—	—	—	—	—	—	247	—	—	247
Reclassification adjustment for gains included in net loss (net of tax of $6)	—	—	—	—	—	—	—	—	(12)	—	—	(12)
Unrealized gains on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	1	—	—	1
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	4	—	—	4

Total comprehensive loss												(9,710)
Senior preferred stock dividends	—	—	—	—	—	—	(2,171)	(1,265)	—	—	—	(3,436)
Increase to senior preferred liquidation preference	—	—	—	23,700	—	—	—	—	—	—	—	23,700
Conversion of convertible preferred stock into common stock	—	(2)	2	—	(68)	2	66	—	—	—	—	—
Other	—	—	1	—	—	—	22	—	—	(2)	—	20

Balance as of June 30, 2010	1	578	1,116	$84,600	$20,280	$666	$—	$(97,544)	$(2,084)	$(7,400)	$71	$(1,411)

See Notes to Condensed Consolidated Financial Statements

Second-Quarter 2010 Results	12

Supplemental Non-GAAP Consolidated Fair Value Balance Sheets

	As of June 30, 2010				As of December 31, 2009(1)
	GAAP				GAAP
	Carrying	Fair Value	Estimated		Carrying	Fair Value	Estimated
	Value	Adjustment(2)	Fair Value		Value	Adjustment(2)	Fair Value
	(Dollars in millions)

Assets:
Cash and cash equivalents	$66,699	$—	$66,699	(3)	$9,882	$—	$9,882	(3)
Federal funds sold and securities purchased under agreements to resell or similar arrangements	37,608	—	37,608	(3)	53,684	(28)	53,656	(3)
Trading securities	77,353	—	77,353	(3)	111,939	—	111,939	(3)
Available-for-sale securities	105,660	—	105,660	(3)	237,728	—	237,728	(3)
Mortgage loans:
Mortgage loans held for sale	1,025	23	1,048	(3)	18,462	153	18,615	(3)
Mortgage loans held for investment, net of allowance for loan losses:
Of Fannie Mae	363,154	(43,326)	319,828	(3)	246,509	(5,209)	241,300	(3)
Of consolidated trusts	2,556,280	74,609 (4)	2,630,889	(3)	129,590	(45)	129,545	(3)

Total mortgage loans	2,920,459	31,306	2,951,765		394,561	(5,101)	389,460
Advances to lenders	4,849	(265)	4,584	(3)	5,449	(305)	5,144	(3)
Derivative assets at fair value	1,224	—	1,224	(3)	1,474	—	1,474	(3)
Guaranty assets and buy-ups, net	428	382	810	(3)(5)	9,520	5,104	14,624	(3)(5)

Total financial assets	3,214,280	31,423	3,245,703	(3)	824,237	(330)	823,907	(3)
Master servicing assets and credit enhancements	505	3,881	4,386	(5)(6)	651	5,917	6,568	(5)(6)
Other assets	41,482	(254)	41,228	(6)	44,253	373	44,626	(6)

Total assets	$3,256,267	$35,050	$3,291,317		$869,141	$5,960	$875,101

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$142	$—	$142	(3)	$—	$—	$—	(3)
Short-term debt:
Of Fannie Mae	256,066	145	256,211	(3)	200,437	56	200,493	(3)
Of consolidated trusts	5,987	—	5,987	(3)	—	—	—	(3)
Long-term debt:
Of Fannie Mae	586,437 (7)	27,664	614,101	(3)	567,950 (7)	19,473	587,423	(3)
Of consolidated trusts	2,376,774 (7)	140,869 (4)	2,517,643	(3)	6,167 (7)	143	6,310	(3)
Derivative liabilities at fair value	1,693	—	1,693	(3)	1,029	—	1,029	(3)
Guaranty obligations	765	3,239	4,004	(3)	13,996	124,586	138,582	(3)

Total financial liabilities	3,227,864	171,917	3,399,781	(3)	789,579	144,258	933,837	(3)
Other liabilities	29,814	(383)	29,431	(8)	94,843	(54,878)	39,965	(8)

Total liabilities	3,257,678	171,534	3,429,212		884,422	89,380	973,802
Equity (deficit):
Fannie Mae stockholders’ equity (deficit):
Senior preferred(9)	84,600	—	84,600		60,900	—	60,900
Preferred	20,280	(19,982)	298		20,348	(19,629)	719
Common	(106,362)	(116,502)	(222,864)		(96,620)	(63,791)	(160,411)

Total Fannie Mae stockholders’ deficit/non-GAAP fair value of net assets	$(1,482)	$(136,484)	$(137,966)		$(15,372)	$(83,420)	$(98,792)
Noncontrolling interests	71	—	71		91	—	91

Total deficit	(1,411)	(136,484)	(137,895)		(15,281)	(83,420)	(98,701)

Total liabilities and equity (deficit)	$3,256,267	$35,050	$3,291,317		$869,141	$5,960	$875,101

Second-Quarter 2010 Results	13

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value included in our GAAP condensed consolidated balance sheets and our best judgment of the estimated fair value of the listed item.

(3)	We determined the estimated fair value of these financial instruments in accordance with the fair value accounting standard as described in “Note 16, Fair Value.”

(4)	Fair value exceeds the carrying value of consolidated loans and debt of consolidated trusts due to the fact that the loans and debt were consolidated in our GAAP condensed consolidated balance sheet at unpaid principal balance at transition. Also impacting the difference between fair value and carrying value of the consolidated loans is the credit component of the loan. This credit component is reflected in the net guaranty obligation, which is included in the consolidated loan fair value, but was presented as a separate line item in our fair value balance sheet in prior periods.

(5)	In our GAAP condensed consolidated balance sheets, we report the guaranty assets as a separate line item. Other guaranty related assets are within the “Other assets” line items and they include buy-ups, master servicing assets and credit enhancements. On a GAAP basis, our guaranty assets totaled $427 million and $8.4 billion as of June 30, 2010 and December 31, 2009, respectively. The associated buy-ups totaled $0.6 million and $1.2 billion as of June 30, 2010 and December 31, 2009, respectively.

(6)	The line items “Master servicing assets and credit enhancements” and “Other assets” together consist of the assets presented on the following six line items in our GAAP condensed consolidated balance sheets: (a) Total accrued interest receivable, net of allowance; (b) Acquired property, net; (c) Deferred tax assets, net; (d) Partnership investments; (e) Servicer and MBS trust receivable and (f) Other assets. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $42.0 billion and $46.1 billion as of June 30, 2010 and December 31, 2009, respectively. We deduct the carrying value of the buy-ups associated with our guaranty obligation, which totaled $0.6 million and $1.2 billion as of June 30, 2010 and December 31, 2009, respectively, from “Other assets” reported in our GAAP condensed consolidated balance sheets because buy-ups are a financial instrument that we combine with guaranty assets in our disclosure in “Note 16, Fair Value.” We have estimated the fair value of master servicing assets and credit enhancements based on our fair value methodologies described in Note 16.

(7)	Includes certain long-term debt instruments that we elected to report at fair value in our GAAP condensed consolidated balance sheets of $3.6 billion and $3.3 billion as of June 30, 2010 and December 31, 2009, respectively.

(8)	The line item “Other liabilities” consists of the liabilities presented on the following six line items in our GAAP condensed consolidated balance sheets: (a) Accrued interest payable of Fannie Mae; (b) Accrued interest payable of consolidated trusts; (c) Reserve for guaranty losses; (d) Partnership liabilities; (e) Servicer and MBS trust payable; and (f) Other liabilities. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $29.8 billion and $94.8 billion as of June 30, 2010 and December 31, 2009, respectively. The GAAP carrying values of these other liabilities generally approximate fair value. We assume that certain other liabilities, such as deferred revenues, have no fair value. Although we report the “Reserve for guaranty losses” as a separate line item in our condensed consolidated balance sheets, it is incorporated into and reported as part of the fair value of our guaranty obligations in our non-GAAP supplemental consolidated fair value balance sheets.

(9)	The amount included in “estimated fair value” of the senior preferred stock is the liquidation preference, which is the same as the GAAP carrying value, and does not reflect fair value.

Second-Quarter 2010 Results	14